Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Contact:	Paul C. Hudson, President/CEO
Sam Sarpong, CFO
(323) 634-1700
www.broadwayfederalbank.com

Broadway Financial Corporation Reports Earnings

LOS ANGELES, CA – (BUSINESS WIRE) – February 10, 2006 – Broadway Financial Corporation (the “Company”) (NASDAQ Small-Cap: BYFC), parent company of Broadway Federal Bank, f.s.b. (the “Bank”), today reported fourth quarter net earnings of $610,000, or $0.37 per diluted share, up 45.58% when compared with net earnings of $419,000, or $0.25 per diluted share, in the fourth quarter of 2004.

For the year ended December 31, 2005, the Company’s net earnings amounted to $1.7 million, or $1.00 per diluted share. Compared to 2004, year to date net earnings decreased $46,000 or 2.69%.

President Paul C. Hudson stated, “The improvement in net earnings in the fourth quarter resulted from a combination of variable loans repricing upward and management’s focus on slowing the increase in liability costs. Although year-end net earnings were down 2.69% compared to 2004, the Company ended the year strong with third and fourth quarter improvement in net earnings when compared to the same quarters in 2004. The challenge going forward is to continue to expand our retail lending as well as our core deposit base.” Hudson went on to explain, “The Company’s asset growth strategy that in the past has offset margin compression was negatively impacted by a slower than projected transition to retail loan originations and increased levels of prepayments. Management continues to believe that retail originations will add value over time in increased loan yields and fees.”

Fourth Quarter Results:

•	The net interest rate spread declined 27 basis points to 3.18% in the fourth quarter of 2005 from 3.45% in the fourth quarter of 2004, reflecting an improvement from the 70 basis points decline comparing third quarter 2005 to third quarter 2004;

•	Net interest income before provision for loan losses of $2.4 million in the fourth quarter of 2005 was up $26,000 from the fourth quarter of 2004 as the growth in average interest-earning assets was enough to offset net interest margin compression;

•	Non-interest income of $0.5 million in the fourth quarter of 2005 was up $122,000 from the fourth quarter of 2004, reflecting higher loan prepayment fees and deposit related fees in the 2005 period;

•	Non-interest expense of $2.0 million in the fourth quarter of 2005 was up $50,000 from the fourth quarter of 2004, primarily reflecting higher occupancy and other expense offset by lower compensation and benefits expense.

Net Interest Income

Net interest income before provision for loan losses of $2.4 million in the fourth quarter of 2005 was up $26,000, or 1.11%, from the fourth quarter a year ago as the $23.1 million increase in average interest-earning assets was enough to offset the impact of the 27 basis point decline in the net interest spread. The decline in the net interest spread between fourth quarters 2005 and 2004 was due to the increases in the average rate paid on interest bearing liabilities, which was only partially offset by increases in the yield on average interest-earning assets.

For the year 2005, net interest income before provision for loan losses totaled $9.2 million, down $0.2 million, or 2.57%, from a year ago. The $0.2 million decrease resulted from the effect of a 61 basis point decrease in the net interest spread (change in rate) from 3.72% during 2004 to 3.11% during 2005, offset by the effect of a $38.5 million increase in average interest-earning assets, in combination with a $37.4 million increase in average interest-bearing liabilities (change in volume). The rate effect decreased net interest income by $1.3 million, and the volume effect increased net interest income by $1.1 million. A slower rate of loan growth in 2005 has reduced our ability to offset net interest margin compression. However, as we anticipated, our adjustable rate loans began to reprice upward in the fourth quarter of 2005 and will likely continue to reprice over the next several years, absent a high level of loan prepayments or falling interest rates. The primary spread (weighted average interest rate on loans minus weighted average interest rate on deposits) at December 31, 2005 was 3.91% compared to 3.82% at December 31, 2004, an increase of 9 basis points.

For the year 2005, our provision for loan losses totaled $35,000, compared to $108,000 of provision a year ago. The allowance for loan losses was $1.5 million, or 0.64% of total gross loans receivable, excluding loans held for sale, at December 31, 2005, compared to $1.4 million, or 0.60% of total gross loans receivable, excluding loans held for sale, at year-end 2004.

Non-Interest Income

Non-interest income totaled $456,000 in the fourth quarter of 2005, up $122,000, or 36.53%, from the fourth quarter a year ago. The increase is primarily due to higher loan prepayment fees and deposit related fees in the fourth quarter of 2005 compared to same quarter in 2004. Loan prepayment fees totaled $124,000 in the fourth quarter of 2005 compared to $87,000 a year ago, an increase of $37,000. Deposit related fees totaled $267,000 in the fourth quarter of 2005 compared to $149,000 a year ago, an increase of $118,000. Contributing to the increase in deposit related fees was $87,000 of income related to ATM surcharge fees that were earned but not previously recognized.

For the year 2005, non-interest income totaled $1.5 million, up $67,000, or 4.72%, from a year ago.

Non-Interest Expense

Non-interest expense totaled $2.0 million in the fourth quarter of 2005, up $50,000, or 2.58%, from the fourth quarter a year ago, primarily due to higher occupancy and other expense. Occupancy expense increased $21,000 due to catch-up depreciation on some fixed assets. Other expense increased $56,000 primarily as a result of an $80,000 write-off related to ATM losses. Partially offsetting these increases was lower compensation and benefits expense.

For the year 2005, non-interest expense totaled $8.0 million, up $124,000, or 1.57%, from a year ago.

Income Taxes

The effective tax rate was 29.2% for the fourth quarter 2005 compared to 40.1% for the fourth quarter 2004. The decrease in the effective tax rate was due primarily to $80,000 in tax adjustments that were made during fourth quarter 2005 related to our deferred tax liabilities.

Assets, Loan Originations and Deposits

At December 31, 2005, assets totaled $292.3 million, up $15.8 million, or 5.70%, from year-end 2004. During 2005, slower loan originations and higher levels of loan repayments resulted in a decrease of $7.7 million in net loans receivable from year-end 2004. To offset our loan production shortfall, mortgage-backed securities (“MBS”) were purchased during 2005. At December 31, 2005, MBS totaled $43.4 million, up $26.2 million, or 152.56% from a year ago.

Loan originations amounted to $43.0 million for the year ended December 31, 2005 compared to $102.9 million for the same period in 2004. Loan purchases totaled $20.3 million in 2005 compared to $9.2 million in 2004. Loan repayments totaled $69.5 million in 2005 compared to $48.3 million in 2004. In 2005, the Bank changed its focus from a wholesale strategy to a retail strategy for loan generation. Strong competition for loans and the slower ramp up of our retail lending volume has adversely affected the growth in our loan portfolio.

Deposit growth, primarily in certificates of deposit, increased to $13.6 million, or 6.92%, from $195.9 million at December 31, 2004 to $209.5 million at December 31, 2005. During 2005, core deposits (NOW, demand, money market and passbook accounts) increased $1.3 million, compared to a $23.2 million increase for the same period in 2004. At December 31, 2005, core deposits represented 48.45% of total deposits compared to 51.13% at December 31, 2004.

Since the end of 2004, FHLB borrowings increased slightly by $1.2 million, or 2.16%, to $56.5 million at December 31, 2005, as the growth in assets exceeded our deposit growth.

Asset Quality and Performance Ratios

Non-performing assets, consisting of non-accrual and delinquent loans 90 or more days past due, totaled $35,000 at December 31, 2005 compared to $114,000 at December 31, 2004, or 0.01% and 0.04% of total assets, at those respective dates.

The return on average equity decreased to 10.50% for the year 2005 from 11.44% in 2004. The return on average assets declined from 0.67% for the year 2004 to 0.56% in 2005 as a result of a $39.5 million growth in average assets and lower profitability during 2005. The efficiency ratio increased slightly from 72.76% for the year 2004 to 75.12% in 2005 due to higher non-interest expense and lower net interest income in 2005 as compared to 2004.

At December 31, 2005, the Bank met the capital requirements necessary to be deemed “well-capitalized” for regulatory purposes.

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations regarding the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, and statements regarding strategic objectives. These forward-looking statements are based upon current management expectations, and involve risks and uncertainties. Actual results or performance may differ materially from those suggested, expressed, or implied by forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, the real estate market, competitive conditions in the business and geographic areas in which the Company conducts its business, regulatory actions or changes and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Reports on Form 10-KSB and Quarterly Reports on Form 10-QSB.

About Broadway Federal Bank

Broadway Federal Bank, f.s.b. is a community-oriented savings bank, which primarily originates residential mortgage loans and conducts funds acquisition in the geographic areas known as Mid-City and South Los Angeles. The Bank operates four full service branches, three in the city of Los Angeles, and one located in the nearby city of Inglewood, California.

Shareholders, analysts and others seeking information about the Company are invited to write to: Broadway Financial Corporation, Investor Relations, 4800 Wilshire Blvd., Los Angeles, CA 90010, or visit our website at www.broadwayfederalbank.com.

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	December 31, 2005	December 31, 2004
ASSETS
Cash	$5,386	$3,998
Federal funds sold	4,400	3,500

Cash and cash equivalents	9,786	7,498
Securities available for sale	—	3,980
Securities held to maturity	45,369	19,172
Loans receivable held for sale, at lower of cost or fair value	—	1,145
Loans receivable, net of allowance of $1,455 and $1,420	226,542	234,196
Accrued interest receivable	1,241	1,056
Federal Home Loan Bank stock, at cost	3,332	2,827
Office properties and equipment, net	5,459	5,725
Other assets	565	939

Total assets	$292,294	$276,538

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$209,464	$195,912
Federal Home Loan Bank advances	56,513	55,317
Junior subordinated debentures	6,000	6,000
Advance payments by borrowers for taxes and insurance	559	472
Deferred income taxes	1,229	982
Other liabilities	1,752	2,758

Total liabilities	275,517	261,441

Stockholders’ Equity:
Preferred non-convertible, non-cumulative, and non-voting stock, $.01 par value, authorized 1,000,000 shares; issued and outstanding 55,199 shares of Series A and 100,000 shares of Series B at December 31, 2005 and December 31, 2004	2	2
Common stock, $.01 par value, authorized 3,000,000 shares; issued 1,868,942 shares at December 31, 2005 and December 31, 2004; outstanding 1,554,610 shares at December 31, 2005 and 1,520,347 shares at December 31, 2004	19	19
Additional paid-in capital	10,296	10,425
Accumulated other comprehensive loss, net of taxes	—	(7)
Retained earnings-substantially restricted	10,842	9,561
Treasury stock-at cost, 314,332 shares at December 31, 2005 and 348,595 shares at December 31, 2004	(4,382)	(4,859)
Unearned Employee Stock Ownership Plan shares	—	(44)

Total stockholders’ equity	16,777	15,097

Total liabilities and stockholders’ equity	$292,294	$276,538

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Earnings

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months ended December 31,		Year ended December 31,
	2005	2004	2005	2004
Interest on loans receivable	$3,518	$3,446	$13,693	$13,234
Interest on mortgage-backed securities	486	115	1,621	368
Interest on investment securities	18	57	90	213
Other interest income	122	62	431	165

Total interest income	4,144	3,680	15,835	13,980

Interest on deposits	1,178	906	4,442	3,300
Interest on borrowings	588	422	2,210	1,255

Total interest expense	1,766	1,328	6,652	4,555

Net interest income before provision for loan losses	2,378	2,352	9,183	9,425
(Recovery of) provision for loan losses	(15)	50	35	108

Net interest income after (recovery of) provision for loan losses	2,393	2,302	9,148	9,317

Non-interest income:
Service charges	420	288	1,299	1,076
Gain on sale of loans receivable held for sale	—	23	5	269
Gain (loss) on sale of securities	3	(8)	24	(29)
Other	33	31	160	105

Total non-interest income	456	334	1,488	1,421

Non-interest expense:
Compensation and benefits	1,062	1,093	4,587	4,579
Occupancy expense, net	293	272	1,156	1,073
Information services	157	161	621	654
Professional services	148	137	480	518
Office services and supplies	114	117	433	432
Other	213	157	739	636

Total non-interest expense	1,987	1,937	8,016	7,892

Earnings before income taxes	862	699	2,620	2,846
Income taxes	252	280	958	1,138

Net earnings	$610	$419	$1,662	$1,708

Other comprehensive income, net of tax:
Unrealized gain (loss) on securities available for sale	$—	$(8)	$(8)	$70
Reclassification of realized net loss included in net earnings	—	8	20	29
Income tax effect	—	—	(5)	(38)

Other comprehensive income, net of tax	—	—	7	61

Comprehensive earnings	$610	$419	$1,669	$1,769

Net earnings	$610	$419	$1,662	$1,708
Dividends paid on preferred stock	(20)	(20)	(78)	(78)

Earnings available to common shareholders	$590	$399	$1,584	$1,630

Earnings per share-basic	$0.38	$0.26	$1.04	$1.05
Earnings per share-diluted	$0.37	$0.25	$1.00	$0.99
Dividends declared per share-common stock	$0.05	$0.05	$0.20	$0.19
Basic weighted average shares outstanding	1,543,150	1,510,059	1,522,539	1,557,392
Diluted weighted average shares outstanding	1,598,555	1,592,156	1,590,809	1,646,998

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Selected Ratios and Data

(Dollars in thousands)

	As of December 31,
	2005	2004
Regulatory Capital Ratios:
Tangible capital	7.38%	7.04%
Core capital	7.38%	7.04%
Total Risk-Based capital	12.23%	11.01%
Asset Quality Ratios and Data:
Non-performing loans as a percentage of total gross loans	0.02%	0.05%
Non-performing assets as a percentage of total assets	0.01%	0.04%
Allowance for loan losses as a percentage of total gross loans	0.64%	0.60%
Allowance for loan losses as a percentage of non-performing loans	4,157.14%	1,245.61%
Allowance for losses as a percentage of non-performing assets	4,157.14%	1,245.61%
Non-performing assets:
Non-accrual loans	$35	$114
Real estate acquired through foreclosure	—	—

Total non-performing assets	$35	$114

	Three Months ended December 31,						Year ended December 31,
	2005			2004			2005	2004
Performance Ratios:
Return on average assets	0.82%	(A	)	0.61%	(A	)	0.56%	0.67%
Return on average equity	14.69%	(A	)	11.21%	(A	)	10.50%	11.44%
Average equity to average assets	5.59%			5.46%			5.36%	5.83%
Non-interest expense to average assets	2.67%	(A	)	2.83%	(A	)	2.71%	3.09%
Efficiency ratio (1)	70.11%			72.11%			75.12%	72.76%
Net interest rate spread (2)	3.18%	(A	)	3.45%	(A	)	3.11%	3.72%
Effective net interest rate spread (margin) (3)	3.29%	(A	)	3.54%	(A	)	3.21%	3.81%

(1)	Efficiency ratio represents non-interest expense divided by net interest income plus non-interest income.

(2)	Net interest rate spread represents the difference between yield on average interest-earning assets and the cost of interest-bearing liabilities.

(3)	Effective net interest rate spread (margin) represents net interest income as a percentage of average interest-earning assets.

(A)	Annualized

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Support for Calculations

(Dollars in thousands)

	Three Months ended December 31,		Year ended December 31,
	2005	2004	2005	2004
Total assets	$292,294	$276,538	$292,294	$276,538
Total gross loans, including loans held for sale	$228,524	$237,779	$228,524	$237,779
Total equity	$16,777	$15,097	$16,777	$15,097
Average assets	$297,218	$273,990	$295,310	$255,786
Average loans	$230,154	$237,103	$232,856	$223,827
Average equity	$16,605	$14,954	$15,833	$14,925
Average interest-earning assets	$288,804	$265,689	$286,171	$247,669
Average interest-bearing liabilities	$276,408	$254,718	$274,538	$237,165
Net income	$610	$419	$1,662	$1,708
Total income	$2,834	$2,686	$10,671	$10,846
Non-interest expense	$1,987	$1,937	$8,016	$7,892
Efficiency ratio	70.11%	72.11%	75.12%	72.76%
Non-accrual loans	$35	$114	$35	$114
REO, net	$—	$—	$—	$—
ALLL	$1,455	$1,420	$1,455	$1,420
REO-Allowance	$—	$—	$—	$—
Interest income	$4,144	$3,680	$15,835	$13,980
Interest expense	$1,766	$1,328	$6,652	$4,555
Net interest income	$2,378	$2,352	$9,183	$9,425